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Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER SALES

Net sales increased 14.2% to $99.5 million for the third quarter of fiscal 2007;
Comparable store sales increased 1.9% on a comparable store, comparable weeks basis and decreased 2.7% on a fiscal quarter basis.

SAVANNAH, GA (November 7, 2007)—Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the third quarter of fiscal 2007. Total sales in the 13-week period ended November 3, 2007 increased 14.2% to $99.5 million compared with $87.1 million in the 13-week period ended October 28, 2006. Comparable store sales increased 1.9% on a comparable store, comparable weeks basis.

Each quarter of fiscal 2007 starts one week later than the same quarter of 2006, due to the Company's 2006 fiscal year having 53 weeks versus the normal 52 weeks. This timing shift can have a significant impact on quarterly sales comparisons. The measurement of sales in comparable stores for comparable weeks above is based on sales during the 13 weeks ended November 3, 2007 in relation to the thirteen weeks ended November 4, 2006. On a fiscal quarter basis, comparing the 13 weeks ended November 3, 2007 with the 13 weeks ended October 28, 2006, comparable store sales decreased 2.7%.

Back-to-school sales were very strong during August due to a shift of sales from July, resulting from later school openings and tax-free sales holidays this year. However, comparable store sales on a comparable weeks basis were negative in both September and October.

In light of the reported sales results, together with a related increase in clearance markdowns, the Company believes it will recognize a loss for the third quarter of approximately $(0.06) per diluted share. The Company expects to report full financial results for its third quarter and an update to its fiscal 2007 outlook after the market closes on November 26, 2007.

As an update to the three operational issues discussed at the end of the second quarter, the Company noted: (1) Efforts to bring inventory levels back into line are continuing. Inventory, which was 45% higher year-over-year at the end of the first quarter of 2007 and 40% higher at the end of the second quarter, was approximately 25% higher at the end of the third quarter versus last year's third quarter. (2) As expected, inventory shrinkage was approximately 2% of sales in the third quarter. Steps continue to be taken to improve the hiring, training and retention of store management personnel. (3) An increase in the focus on store payroll, together with enhanced reporting and controls, has resulted in an improvement in the management of payroll expense.

CTRN Announces Third Quarter Sales

November 7, 2007

About Citi Trends

        Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 306 stores located in 18 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas. Citi Trends' website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

        All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company's quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Ed Anderson Citi Trends, Inc. Chief Executive Officer (912) 443-3705	Bruce Smith Citi Trends, Inc. Chief Financial Officer (912) 443-2075

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  Exhibit 99.1
CITI TRENDS ANNOUNCES THIRD QUARTER SALES